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EXHIBIT 99.1

PRESS RELEASE
                                FINTEL SIGNED ITS SIXTH FINANCIAL SERVICE CLIENT

Monday May 2, 6:00 am ET

HONG KONG--(BUSINESS WIRE)--May 2, 2005--Financial Telecom Limited (USA) Inc. (Business Name: Fintel Group) (OTCBB: - News), www.fintel.com, announced today that it has signed a multi year financial service contract with Beijing Genial Technology Co. Ltd. (Genial). The total contract value is US$1,818,000 for ten years, payable by monthly installments totaled at $181,800 each year. Fintel also obtained an option to purchase 30% of Genial.

Genial focuses on supplying technology products, network solutions, commercial point-of-sales solutions and management information systems to a wide variety of clients in industries such as banking, telecom, transportation, hospitals and government sectors in the Northern China region. Its banking clients include China Construction Bank, People's Bank of China, Bank of China, Bank of Communications, etc. Other high profile clients include China Netcom, China Mobile, China Unicom, and various government departments. It recorded revenue of 80 Million RMB (US$10 Million) for the year of 2004.

Fintel previously signed four similar contracts with companies in the technology products and solutions businesses. Fintel has also expanded its services to the fast growing advertising and media sector with the signing of Enjoy Media as its client in April 2005. This contract marks the sixth contract and will bring the value of all signed contracts to $4,189,750, payable at $593,530 each year.

Mr. David Chen, CEO of Fintel, comments: "We welcome Genial as our latest client as our services have been well received by companies in the technology business. As we continue to expand our portfolio of clients in the technology sector, we have also moved into advertising and media sector which we believe holds great potential for our services. We are very pleased with the progress we have made in the past 4 months and we look forward to profit from these companies further as they grow and expand. The long contract term and recurring nature of our service income will enhance our earnings for 2005 while our costs stay low thanks to our unique business model."

About Financial Telecom Limited (USA), Inc. (Fintel Group)

Fintel offers strategic corporate financial services on a long term basis to profitable, privately held Chinese companies and their shareholders. Fintel at the same time obtains an option to invest in minority positions in client companies leveraging its publicly traded stock. Fintel targets high growth industries such as technology, media marketing, consumer services and manufacturing. Fintel's objective is to assist its clients achieving corporate and personal financial goals. For further information, please visit: www.fintel.com

Forward-looking statements

The statements made in this press release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.